Exhibit 99.1

NEWS RELEASE

Nabors Announces Fourth Quarter 2019 Results

•	Reduced total debt during the fourth quarter by $184 million to $3.3 billion and reduced net debt by $218 million to $2.9 billion
•	Amended 2018 Credit Agreement in December 2019 to provide additional covenant flexibility
•	Issued $1 billion of six- and eight-year notes in January 2020. Successfully tendered for approximately $950 million of existing ’21 and ’23 notes
•	Generated cash provided by operating activities of $254 million in the fourth quarter, which translates into free cash flow of $232 million
•	Averaged 98 rigs working in Lower 48 during the quarter, at average daily gross margin of $10,218

HAMILTON, Bermuda, February 20, 2020 /PRNewswire/ -- Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported fourth quarter 2019 operating revenues of $714 million, compared to operating revenues of $758 million in the third quarter. Net loss from continuing operations attributable to Nabors common shareholders for the quarter was $267 million, or $0.77 per share, compared to a loss of $123 million, or $0.37 per share, in the prior quarter. The fourth quarter’s net loss included the impact of the Company’s periodic review for potential asset impairments. In addition, the Company wrote down certain assets in geographic locations which have been shut down or where political risk has increased. After-tax charges totaled $186 million, or $0.53 per share, primarily related to these impairments of fixed assets, goodwill and intangibles, as well as other asset write-downs. The third quarter’s results included after-tax charges of $23.3 million, or $0.06 per share, related to a foreign tax settlement and currency losses.

For the fourth quarter, adjusted EBITDA was $203 million as compared to $207 million in the prior quarter. A 9.6% decline in the U.S. land rig count and a soft market for rig components were partially offset by improved drilling activity outside the U.S. and better results for Nabors Drilling Solutions.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “I am pleased with our fourth-quarter results, particularly considering the decrease in industry activity in the U.S. The strength of our financial results during the quarter allowed us to reduce net debt by $218 million, to $2.88 billion. We also completed a series of transactions during and after the quarter that enhance our financial flexibility.

“Our operating performance further confirms that we are pursuing the correct strategic initiatives. We remain dedicated to providing our customers with a market-leading value proposition, combining the highest quality global rig fleet, crews and drilling technologies.

“In the U.S. Lower 48, E&P operators continued to rationalize their activity levels through the fourth quarter. Although our rig count has fallen, our daily rig margins were essentially unchanged versus the third quarter. We remain disciplined in our pricing, and our excellent operating performance has reinforced our rate structure. The demand for high-specification rigs in the major oil basins in the Lower 48 remained resilient through the end of the year. For the full year, the Company’s average Lower 48 rig count increased by 1%, in stark contrast to the industry’s decline of 9%.

NEWS RELEASE

“Our Drilling Solutions segment continued its sequential growth trajectory in the fourth quarter. For the full year, a 1% increase in revenues yielded a 34% increase in adjusted EBITDA as a result of increasing adoption of our automation and integration technologies, which have allowed us to offset the softer market in the U.S., while increasing our margins. We have a broad portfolio of advanced products and services, which enhance drilling performance and ultimately generate value for our customers as well as Nabors. Our newest NavigatorTM automated directional guidance platform has drilled more than 1000 wells, including 370 wells drilled with our ROCKit® Pilot steering control system. Today 80 percent of our directional jobs running these technologies are de-manned or manless at the rig. Our drilling automation offerings provide: consistency of drilling outcomes at the highest level; lower-cost remote operations; and fewer employees in harm’s way. These solutions continue to gain traction with our customers.”

Consolidated and Segment Results

The U.S. Drilling segment reported $113 million in adjusted EBITDA for the fourth quarter of 2019, a $7.8 million reduction from the prior quarter.  A decline in the Lower 48 was somewhat offset by a modest improvement in the U.S. Offshore. During the quarter, the Lower 48 rig count decreased by 10 rigs while average margins per rig day were stable at $10,218. The Company expects competitive pressures to reduce daily margins to approximately $10,000 in the first quarter of 2020. This segment’s rig count currently stands at 98, with 90 rigs working in the Lower 48. Based on the Company’s current outlook, the first quarter Lower 48 rig count should range between 90 and 92, and begin to increase in the second quarter.

International Drilling adjusted EBITDA increased sequentially by 1%, to $96 million. The quarterly average rig count declined by one to 87, while the average margin per day improved by more than $400 to $14,144. This increase was a result of additional progress from previously-implemented initiatives to improve operating costs, as well as favorable operating performance. The segment’s cash flow generation improved materially quarter over quarter. The international working rig count currently stands at 88. The Company expects first quarter adjusted EBITDA to decline slightly, due mainly to certification-related rig downtime.

Canada Drilling adjusted EBITDA increased significantly to $5.3 million, as that market ramps toward its usual seasonal peak. Both average daily gross margin and the average working rig count jumped during the quarter. For the first quarter of 2020, the Company expects an improvement in daily margin and a further increase in rig count.

In Drilling Solutions, adjusted EBITDA of $24.8 million was $1.3 million higher than the third quarter, despite the decrease in the industry rig count in the Lower 48. These results capped three consecutive increases in quarterly segment adjusted EBITDA, in the face of declining U.S. rig count over the same periods. In the fourth quarter, profitability was buoyed by an increase in higher-margin integrated tubular running services (TRS) work. In the Lower 48, integrated TRS jobs comprised 51% of fourth-quarter jobs, up from less than 3% in the first quarter this year.

NEWS RELEASE

In the Rig Technologies segment, fourth-quarter adjusted EBITDA was a loss of $1.6 million, a decrease of $3.7 million from the third quarter. That decline was mainly due to lower sales of parts, and a decrease in repair activity.

Capital Expenditures and Liquidity

Free cash flow, defined as cash provided by operating activities less cash used for investing activities, reached $232 million, as compared to $82 million in the prior quarter. The fourth quarter results included significant reductions in working capital and capital expenditures, while the third quarter results included approximately $70 million in semiannual cash interest payments.

William Restrepo, Nabors Chief Financial Officer, stated, “As the land drilling market in the U.S. gas basins weakened and many of our more U.S.-focused peers experienced significant drops in both EBITDA and free cash flow, Nabors delivered our strongest quarter of the year, with stable adjusted EBITDA and sharply increased free cash flow.”

“Capital expenditures were $61 million in the fourth quarter, $26 million less than the preceding quarter. For the full year 2019, capital expenditures totaled $424 million. For 2020 we expect capital expenditures of approximately $350 million to $370 million. With this expected reduction as well as initiatives for working capital and other items, we are targeting free cash flow of at least $300 million in 2020.

“In December, we amended our 2018 Credit Agreement. Notably, the amendment replaced the previous capitalization covenant with a more relevant covenant comparing net funded indebtedness to EBITDA, as those terms are defined in the 2018 Credit Agreement. Following that, in January we issued $1 billion of new senior guaranteed notes, with $600 million due in 2026 and $400 million due in 2028. Those issuances were paired with a successful tender for approximately $950 million of our previously outstanding notes due in 2021 and 2023. Combined, these transactions extended the maturity of approximately $1 billion of debt by more than four years and significantly reduced nearer-term debt maturities.”

Mr. Petrello concluded, “Our short-term expectations have grown more cautious in North America. The impacts of the coronavirus outbreak on global economic activity in general, and oil demand specifically, are uncertain. That has resulted in downward pressure on commodity prices, which adds additional friction to what was already a slow ramp in activity in the New Year. For our International operations, the view is more positive. Activity in those markets is less responsive to short-term declines in oil prices. Demand for high specification rigs remains strong, which should continue to support an increasing rig count and higher pricing, particularly as the availability of rigs tightens.

“We remain more confident across all of our segments over the longer-term. Signals in the market suggest the current oil supply/demand situation will tighten. Notwithstanding the potential for near-term volatility, over time we expect improving consolidated results.

“Our focus on improving free cash flow, generating returns on capital, and reducing debt are unwavering. Our fourth-quarter results demonstrate that we can reach these goals.”

NEWS RELEASE

About Nabors

Nabors, (NYSE: NBR) owns and operates one of the world's largest land-based drilling rig fleets and provides offshore platform rigs in the United States and several international markets. Nabors also provides directional drilling services, tubular services, performance software, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments. Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), net debt, and free cash flow, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and free cash flow to cash flow provided by operations, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  Dennis A. Smith, Senior Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or William C. Conroy, Senior Director of Corporate Development & Investor Relations, +1 281-775-2423.   To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2019	2018	2019	2019	2018
Revenues and other income:
Operating revenues	$714,261	$782,080	$758,076	$3,043,383	$3,057,619
Earnings (losses) from unconsolidated affiliates	-	-	-	(5)	1
Investment income (loss)	1,509	(5,458)	(1,437)	10,218	(9,499)
Total revenues and other income	715,770	776,622	756,639	3,053,596	3,048,121

Costs and other deductions:
Direct costs	436,249	510,402	475,461	1,929,331	1,976,974
General and administrative expenses	62,572	56,615	63,577	258,731	265,822
Research and engineering	12,915	13,444	12,004	50,359	56,147
Depreciation and amortization	225,824	226,643	221,557	876,091	866,870
Interest expense	49,177	53,731	51,291	204,311	227,124
Impairments and other charges	186,201	54,012	3,939	290,471	144,446
Other, net	889	5,369	4,695	33,224	29,532
Total costs and other deductions	973,827	920,216	832,524	3,642,518	3,566,915

Income (loss) from continuing operations before income taxes	(258,057)	(143,594)	(75,885)	(588,922)	(518,794)
Income tax expense (benefit)	26,476	21,957	23,903	91,576	79,269

Income (loss) from continuing operations, net of tax	(284,533)	(165,551)	(99,788)	(680,498)	(598,063)
Income (loss) from discontinued operations, net of tax	22	(71)	157	(12)	(14,663)

Net income (loss)	(284,511)	(165,622)	(99,631)	(680,510)	(612,726)

Less: Net (income) loss attributable to noncontrolling interest	21,827	(17,796)	(19,297)	(22,375)	(28,222)
Net income (loss) attributable to Nabors	$(262,684)	$(183,418)	$(118,928)	$(702,885)	$(640,948)
Less: Preferred stock dividend	$(4,309)	$(4,312)	$(4,310)	$(17,244)	$(12,305)
Net income (loss) attributable to Nabors common shareholders	$(266,993)	$(187,730)	$(123,238)	$(720,129)	$(653,253)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(267,015)	$(187,659)	$(123,395)	$(720,117)	$(638,590)
Net income (loss) from discontinued operations	22	(71)	157	(12)	(14,663)
Net income (loss) attributable to Nabors common shareholders	$(266,993)	$(187,730)	$(123,238)	$(720,129)	$(653,253)

Earnings (losses) per share:
Basic from continuing operations	$(0.77)	$(0.55)	$(0.37)	$(2.11)	$(1.95)
Basic from discontinued operations	-	-	-	-	(0.04)
Total Basic	$(0.77)	$(0.55)	$(0.37)	$(2.11)	$(1.99)

Diluted from continuing operations	$(0.77)	$(0.55)	$(0.37)	$(2.11)	$(1.95)
Diluted from discontinued operations	-	-	-	-	(0.04)
Total Diluted	$(0.77)	$(0.55)	$(0.37)	$(2.11)	$(1.99)

Weighted-average number of common shares outstanding:
Basic	352,135	350,236	352,026	351,617	334,397
Diluted	352,135	350,236	352,026	351,617	334,397

Adjusted EBITDA	$202,525	$201,619	$207,034	$804,962	$758,676

Adjusted operating income (loss)	$(23,299)	$(25,024)	$(14,523)	$(71,129)	$(108,194)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	December 31,
(In thousands)	2019	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$452,496	$418,937	$481,802
Accounts receivable, net	453,042	613,527	756,320
Assets held for sale	2,530	8,037	12,250
Other current assets	340,598	339,847	343,191
Total current assets	1,248,666	1,380,348	1,593,563
Property, plant and equipment, net	4,930,549	5,152,236	5,467,870
Goodwill	28,380	90,543	183,914
Other long-term assets	553,063	650,370	608,597
Total assets	$6,760,658	$7,273,497	$7,853,944

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$-	$1,058	$561
Other current liabilities	656,548	681,246	831,516
Total current liabilities	656,548	682,304	832,077
Long-term debt	3,333,220	3,516,592	3,585,884
Other long-term liabilities	295,333	313,497	280,796
Total liabilities	4,285,101	4,512,393	4,698,757

Redeemable noncontrolling interest in subsidiary	425,392	420,217	404,861

Equity:
Shareholders' equity	1,982,811	2,251,705	2,700,850
Noncontrolling interest	67,354	89,182	49,476
Total equity	2,050,165	2,340,887	2,750,326
Total liabilities and equity	$6,760,658	$7,273,497	$7,853,944

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING
(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2019	2018	2019	2019	2018
Operating revenues:
U.S. Drilling	$289,517	$303,834	$307,808	$1,240,936	$1,083,227
Canada Drilling	19,379	29,026	12,191	68,274	105,000
International Drilling	331,703	345,082	328,278	1,324,142	1,469,038
Drilling Solutions	60,499	66,812	62,286	252,790	250,242
Rig Technologies (1)	52,616	61,357	63,106	260,226	270,988
Other reconciling items (2)	(39,453)	(24,031)	(15,593)	(102,985)	(120,876)
Total operating revenues	$714,261	$782,080	$758,076	$3,043,383	$3,057,619

Adjusted EBITDA: (3)
U.S. Drilling	$113,128	$113,945	$120,936	$483,993	$373,288
Canada Drilling	5,302	9,450	1,466	15,283	31,006
International Drilling	96,155	94,030	95,214	363,980	457,448
Drilling Solutions	24,776	23,025	23,471	91,754	68,663
Rig Technologies (1)	(1,569)	(1,274)	2,173	1,468	(9,375)
Other reconciling items (4)	(35,267)	(37,557)	(36,226)	(151,516)	(162,354)
Total adjusted EBITDA	$202,525	$201,619	$207,034	$804,962	$758,676

Adjusted operating income (loss): (5)
U.S. Drilling	$6,811	$8,977	$12,427	$64,313	$(21,298)
Canada Drilling	(3,186)	929	(5,701)	(14,483)	(6,166)
International Drilling	1,152	(481)	2,466	(8,903)	74,221
Drilling Solutions	16,672	11,853	16,145	59,465	37,626
Rig Technologies (1)	(5,954)	(5,212)	(641)	(11,247)	(25,762)
Other reconciling items (4)	(38,794)	(41,090)	(39,219)	(160,274)	(166,815)
Total adjusted operating income (loss)	$(23,299)	$(25,024)	$(14,523)	$(71,129)	$(108,194)

Rig activity:
Average Rigs Working: (6)
U.S. Drilling	104.2	117.3	114.1	115.3	113.2
Canada Drilling	12.3	18.3	7.7	10.9	16.9
International Drilling	87.1	88.0	87.7	88.3	92.9
Total average rigs working	203.6	223.6	209.5	214.5	223.0

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(1) Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2) Represents the elimination of inter-segment transactions.

(3) Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(4) Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5) Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(6) Represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2019	2018	2019	2019	2018
Adjusted EBITDA	$202,525	$201,619	$207,034	$804,962	$758,676
Depreciation and amortization	(225,824)	(226,643)	(221,557)	(876,091)	(866,870)
Adjusted operating income (loss)	(23,299)	(25,024)	(14,523)	(71,129)	(108,194)

Earnings (losses) from unconsolidated affiliates	-	-	-	(5)	1
Investment income (loss)	1,509	(5,458)	(1,437)	10,218	(9,499)
Interest expense	(49,177)	(53,731)	(51,291)	(204,311)	(227,124)
Impairments and other charges	(186,201)	(54,012)	(3,939)	(290,471)	(144,446)
Other, net	(889)	(5,369)	(4,695)	(33,224)	(29,532)
Income (loss) from continuing operations before income taxes	$(258,057)	$(143,594)	$(75,885)	$(588,922)	$(518,794)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	December 31,	September 30,	December 31,
(In thousands)	2019	2019	2018
	(Unaudited)
Current portion of debt	$-	$1,058	$561
Long-term debt	3,333,220	3,516,592	3,585,884
Total Debt	3,333,220	3,517,650	3,586,445
Less: Cash and short-term investments	452,496	418,937	481,802
Net Debt	$2,880,724	$3,098,713	$3,104,643

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
(In thousands)	2019	2019	2019
Net cash provided by operating activities	$253,730	$157,743	$684,558
Less: Net cash used for investing activities	(22,156)	(75,496)	(355,856)
Free cash flow	$231,574	$82,247	$328,702

Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of the consolidated Company based on several criteria, including free cash flow, because it believes that these financial measures accurately reflect the Company's ongoing profitability and performance.

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